Exhibit 99.1

For Immediate Release

Contact:

William W. Ranson

Senior Vice President & CFO

804-273-1160

wranson@1capitalbank.com

First Capital Bancorp, Inc.

Reports 16% Increase in Earnings for the Third Quarter of 2006

October 20, 2006, Glen Allen, Virginia. First Capital Bancorp, Inc. (the “Company”)(OTC Bulletin Board symbol: FPBX) announced today a 16% increase in the Company’s earnings for the three months ended September 30, 2006, to $404,385 or $0.23 per share, compared to $348,388 or $0.19 per share for the same period in 2005. Earnings for the first nine months of 2006 increased 28% to $1,182,276 or $0.66 per share, compared to earnings of $924,744 or $0.51 per share for the same period in 2005.

First Capital Bancorp, Inc. is the holding company of and successor to First Capital Bank (the “Bank”). Effective September 8, 2006, the Company acquired all of the outstanding stock of the Bank in a statutory share exchange transaction, approved by the shareholders at the annual meeting in May 2006, whereby shares of the Company’s common stock, par value $4.00 per share, were exchanged on a one-for-one basis.

The improvement in earnings is primarily attributable to the continued growth of the Company. Net loans increased $26.8 million, or 17.4%, from $154.6 million at December 31, 2005, to $181.5 million at September 30, 2006. Deposits increased $35.7 million, or 22.0%, from $162.4 million at December 31, 2005, to $198.1 million at September 30, 2006. Other borrowings increased by $2.7 million as the Company issued Trust Preferred Capital Notes totaling $5.2 million during the third quarter of 2006.

Total assets increased 24.0% or $48.8 million from $201.0 million at September 30, 2005 to $249.3 million at September 31, 2006. Stockholders’ equity totaled $15.2 million at September 30, 2006, which represents a book value of $8.47 per share

The Company’s net interest income increased $267,125 or 16.0% to $1,936,171 for the quarter ended September 30, 2006 over the third quarter 2005 net interest income of $1,669,046.

Noninterest income increased $34,718, or 41.7% compared to the third quarter of 2005. Noninterest expense increased $265,846, or 23.7% as compared to the third quarter of 2005 as additional lending personnel were added and the Forest Office Park branch opened in September 2006.

First Capital Bancorp, Inc. President and CEO, Bob Watts, noted that “during the third quarter, along with opening our seventh office, at Forest Office Park, the Company hired one of the preeminent construction lenders in the central Virginia market place – Ann Hillsman. Ann brings approximately two decades of construction lending experience and builder contacts to our Bank, both of which serve to significantly expand our franchise. In addition, First Capital Bank has recently expanded our residential mortgage capability to maximize the profitability of leads generated through our growing branch system and our eleven commercial lending officers.

The Company currently operates branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, Southside Regional Medical Center in Petersburg and in the Forest Office Park in Henrico County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

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First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share amounts)

Balance Sheet Data
	September 30, 2006	December 31, 2005
Total assets	$249,294	$209,529
Investment securities	39,256	41,217
Loans, net	181,453	154,602
Deposits	198,124	162,388
Borrowings	33,663	30,950
Stockholders’ equity	15,207	13,970
Book value per share	$8.47	$7.78

Selected Operating Data
	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Interest income	$4,043	$2,815	$11,036	$7,433
Interest expense	2,107	1,146	5,461	2,830

Net interest income before provision for loan losses	1,936	1,669	5,575	4,603
Provision for loan losses	55	106	284	288
Noninterest income	118	83	299	185
Noninterest expense	1,387	1,121	3,806	3,106

Net income before provision for income taxes	612	525	1,784	1,394
Income tax expense	208	177	602	469

Net income	$404	$348	$1,182	$925

Income per share
Basic	$0.23	$0.19	$0.66	$0.51

Diluted	$0.21	$0.19	$0.62	$0.50

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